Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Interstate Hotels & Resorts, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 (Nos. 333-118561, 333-107660 and 333-84531), of our report dated April 11, 2005 with respect to the balance sheets of the Hilton Concord as of December 31, 2004 and 2003 and the related statements of operations, changes in owner’s equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the Form 8-K/A of Interstate Hotels & Resorts, Inc. dated April 27, 2005.

KPMG LLP

McLean, Virginia
April 27, 2005